Exhibit 99.1

FOR IMMEDIATE RELEASE

Limbach Holdings Reports First Quarter 2019 Results

Q1 2019 Revenues up 11.1% from Prior Year;

Net Income of $2.1 million and Basic and Diluted EPS of $0.28

Conference Call Scheduled for 9:00 am ET Thursday, May 16, 2019

PITTSBURGH, PA. – May 15, 2019 – Limbach Holdings, Inc. (Nasdaq: LMB) (“Limbach” or the “Company”) today announced its financial results for the quarter ended March 31, 2019. Total Q1 2019 revenue increased 11.1% from the prior year period to $134.0 million. Net income (loss) attributable to common stockholders was $2.1 million in the first quarter, compared to $(4.5) million in the prior year quarter.

The following are other key financial highlights of Q1 2019 (unless noted, all financial comparisons are to the prior-year quarter):

•	Construction segment revenue increased to $104.7 million, or 8.1%, primarily due to continued strong activity in the Florida, Ohio and New England regions.
•	Service segment revenue increased to $29.3 million, or 23.3%, primarily due to growth in the Florida and New England regions.
•	Gross margin increased 400 basis points to 15.0%;
o	Construction segment gross margin improved 310 basis points to 12.7%
o	Service segment gross margin increased 610 basis points to 23.0%.
•	Selling, general and administrative (“SG&A”) expenses totaled $16.0 million, up slightly from $15.7 million in Q1 2018. As a percentage of revenues, first quarter 2019 SG&A expenses were 12.0%, compared to 13.0%.
•	Net income (loss) attributable to the Company’s common stockholders was $2.1 million, compared to $(4.5) million. The increase was primarily due to the combination of revenue growth, improved gross margin and minimal operating expense growth.
•	Adjusted EBITDA[1] was $5.6 million, compared to ($0.9) million.
•	Earnings (loss) per share for the first quarter was $0.28, basic and diluted, compared to $(0.60) for both basic and diluted in the prior year quarter.
•	Aggregate backlog at March 31, 2019 was a record $611.4 million, compared to $559.7 million as of December 31, 2018.
•	As previously reported, on April 12, 2019, the Company completed the refinancing of its outstanding indebtedness with a senior secured credit facility. As part of the refinancing, the Company also entered into a commercial banking agreement, which includes a $15 million revolving credit facility.

[1]	Adjusted EBITDA is a financial measure not calculated in accordance with GAAP. Please see “Non-GAAP Financial Measure” below for a reconciliation of Adjusted EBITDA to net income.

Limbach Holdings, Inc. May 15, 2019	Page 2

Management Commentary

Charlie Bacon, CEO of Limbach, commented, “We are pleased with our results for the first quarter. Both our Construction and Service segments saw revenues grow from the prior year while gross margins also expanded in both segments. I am particularly pleased to report that our Mid-Atlantic operations have shown marked improvement from prior quarters in terms of its operational and financial performance.”

Mr. Bacon concluded, “We achieved another record for our backlog for both Construction and Service segment projects, with health care backlog leading our sales activities. We also secured a contract for a large R&D facility project and received a commitment for additional work in our emerging mission critical sector. Across all sectors we continue to see a solid pipeline of opportunities.”

First Quarter 2019 Summary

Revenue

First quarter 2019 revenue increased 11.1% to $134.0 million compared to $120.5 million for the prior year quarter, as both the Construction and Service segments continued to exhibit growth. Construction segment revenue increased 8.1% to $104.7 million and Service segment revenue increased 23.3% to $29.3 million.

Gross Margin

Gross margin increased to 15.0% for the first quarter 2019, compared to 11.0% in the prior year quarter. Service segment gross margin increased to 23.0%, compared to 16.9% in the prior year quarter, as volume and pricing increased in the first quarter 2019, as compared to the prior year quarter which was negatively impacted by a single Mid-Atlantic project write down of $0.9 million. Construction segment gross margin improved to 12.7% for the first quarter 2019 compared to 9.6% for the prior year quarter. On a dollar basis, total gross profit in the first quarter of 2019 was $20.0 million, compared to $13.3 million for the prior year quarter.

SG&A Expense

First quarter 2019 SG&A expenses were $16.0 million, compared to $15.7 million in the prior year quarter. The modest increase in SG&A expenses was primarily due to added incentive compensation expense. As a percentage of total revenue, first quarter 2019 SG&A expenses accounted for 12.0%, compared to 13.0% in the prior year quarter.

Net Income (Loss) attributable to the Company’s common stockholders

Net income (loss) attributable to the Company’s common stockholders for first quarter 2019 was $2.1 million, compared to $(4.5) million in the prior year quarter. Net income improved due to the combination of increased revenues and gross margins coupled with minimal operating expense growth. Earnings per share for the first quarter 2019 was $0.28 for both basic and diluted, compared to losses of $(0.60) for both basic and diluted in the prior year quarter.

Backlog

Aggregate backlog at March 31, 2019 was a record $611.4 million, compared to $559.7 million as of December 31, 2018. Backlog at March 31, 2019 consisted of $557.6 million of Construction segment work and $53.8 million of Service segment work.

Limbach Holdings, Inc. May 15, 2019	Page 3

Balance Sheet and Refinancing

At March 31, 2019, Limbach had total debt outstanding of $36.7 million, consisting of $10.5 million drawn on its revolver; $7.5 million of bridge term loan debt; $13.4 million of term debt; and $5.3 million of vehicle leases. Current assets at March 31, 2019 were $174.8 million and current liabilities were $139.5 million, resulting in working capital of $35.3 million and a current ratio of 1.25x.

As previously reported and discussed, on April 12, 2019, the Company refinanced its outstanding indebtedness with a new senior secured term loan. Maturing on April 12, 2022, subject to adjustment, the new facility has a total capacity of $65.0 million, $40.0 million of which is a term loan that was drawn at closing and $25.0 million of which comprises a delayed-draw term loan to support future acquisitions. In conjunction with the senior secured credit facility noted above, the Company also entered into a three-year, $15.0 million revolving credit facility, none of which was drawn at closing.

Upon the closing of the refinancing, Limbach repaid balances outstanding under the previous revolver, bridge term loan, and term loan, and received net cash proceeds totaling approximately $5.8 million.

2019 Guidance

The Company announced the following guidance for FY 2019:

Revenue	Approximately $560 million
Adjusted EBITDA	Approximately $22.5 million

With respect to projected fiscal year 2019 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable effort due to the high variability, complexity and low visibility with respect to taxes and other items, which are excluded from Adjusted EBITDA. The Company expects the variability of this item to have a potentially unpredictable, and potentially significant, impact on future GAAP financial results.

Conference Call Details

Date: Thursday, May 16, 2019

Time: 9:00 a.m. Eastern Time

Participant Dial-In Numbers:

Domestic callers: (866) 604-1698

International callers: (201) 389-0844

Access by Webcast

The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of LMB’s website at www.limbachinc.com or by clicking on the conference call link:

https://78449.themediaframe.com/dataconf/productusers/lmb/mediaframe/30228/indexl.html.

An audio replay of the call will be archived on the Company’s website for 365 days.

Limbach Holdings, Inc. May 15, 2019	Page 4

About Limbach

Founded in 1901, Limbach is the 9th largest mechanical systems solutions firm in the United States as determined by Engineering News Record. Limbach provides building infrastructure services, with an expertise in the design, installation and maintenance of HVAC and mechanical, electrical, and plumbing systems for a diversified group of commercial and institutional building owners. Limbach employs more than 1,700 employees in 14 offices throughout the United States. The Company’s full life-cycle capabilities, from concept design and engineering through system commissioning and recurring 24/7 service and maintenance, position Limbach as a value-added and essential partner for building owners, construction managers, general contractors and energy service companies.

Forward-Looking Statements

We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, our earnings, Adjusted EBITDA, revenues, expenses, backlog, capital expenditures or other future financial or business performance or strategies, results of operations or financial condition, and in particular statements regarding the ability of the Company to successfully remedy the issues that have led to write-downs in its Mid-Atlantic branch and the benefits expected by the Company’s new senior secured credit facility and revolving credit facility. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our most recent annual report on Form 10-K, as well as our subsequent filings on Form 10-Q and Form 8-K, which are available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.

Investor Relations:

The Equity Group Inc.

Jeremy Hellman, CFA

Senior Associate

(212) 836-9626 / jhellman@equityny.com

Or

Limbach Holdings, Inc.

John T. Jordan, Jr.

Chief Financial Officer

(301) 623-4799 / john.jordan@limbachinc.com

Limbach Holdings, Inc. May 15, 2019	Page 5

LIMBACH HOLDINGS, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended March 31,
(in thousands, except share and per share data)	2019	2018
Revenue	$133,951	$120,549
Cost of revenue	113,918	107,262
Gross profit	20,033	13,287
Operating expenses:
Selling, general and administrative expenses	16,045	15,666
Amortization of intangibles	175	335
Total operating expenses	16,220	16,001
Operating income (loss)	3,813	(2,714)
Other income (expenses):
Interest expense, net	(833)	(769)
Gain on disposition of property and equipment	12	16
Total other expenses	(821)	(753)
Income (loss) before income taxes	2,992	(3,467)
Income tax provision (benefit)	846	(1,043)
Net income (loss)	2,146	(2,424)
Dividends on cumulative redeemable convertible preferred stock	-	(113)
Premium paid on redemption of redeemable convertible preferred stock	-	2,219
Net income (loss) attributable to Limbach Holdings, Inc. common stockholders	$2,146	$(4,530)
Earnings Per Share (“EPS”)
Basic income (loss) per share for common stock:
Net income (loss) attributable to Limbach Holdings, Inc. common stockholders	$0.28	$(0.60)
Diluted income (loss) per share for common stock:
Net income (loss) attributable to Limbach Holdings, Inc. common stockholders	$0.28	$(0.60)
Weighted average number of shares outstanding:
Basic	7,643,133	7,541,422
Diluted	7,667,913	7,541,422

Limbach Holdings, Inc. May 15, 2019	Page 6

LIMBACH HOLDINGS, INC.

Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2019	2018
(in thousands, except share and per share data)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$3,804	$1,619
Restricted cash	113	113
Accounts receivable, net	132,102	135,687
Costs and estimated earnings in excess of billings on uncompleted contracts	34,170	32,698
Other current assets	4,618	34,869
Total current assets	174,807	204,986

Property and equipment, net	20,595	20,527
Intangible assets, net	12,778	12,953
Goodwill	10,488	10,488
Deferred tax asset	3,701	4,409
Other assets	1,686	271
Total assets	$224,055	$253,634

LIABILITIES
Current liabilities
Current portion of long-term debt	$2,076	$3,141
Accounts payable, including retainage	70,713	74,353
Billings in excess of costs and estimated earnings on uncompleted contracts	44,197	50,843
Accrued income taxes	138	-
Accrued expenses and other current liabilities	22,337	53,801
Total current liabilities	139,461	182,138
Long-term debt	34,339	23,614
Other long-term liabilities	1,374	1,514
Total liabilities	175,174	207,266

Redeemable convertible preferred stock, net, par value $0.0001, 1,000,000 shares authorized, no shares issued and outstanding at March 31, 2019 or December 31, 2018	-	-

STOCKHOLDERS’ EQUITY
Common stock, $0.0001 par value; 100,000,000 shares authorized, 7,643,133 issued and outstanding at March 31, 2019 and 7,592,911 at December 31, 2018	1	1
Additional paid-in capital	55,158	54,791
Accumulated deficit	(6,278)	(8,424)
Total stockholders’ equity	48,881	46,368
Total liabilities and stockholders’ equity	$224,055	$253,634

Limbach Holdings, Inc. May 15, 2019	Page 7

LIMBACH HOLDINGS, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three months ended March 31,
(in thousands)	2019	2018
Cash flows from operating activities:
Net income (loss)	$2,146	$(2,424)
Adjustments to reconcile net income (loss) to cash used in operating activities:
Depreciation and amortization	1,413	1,371
Provision for doubtful accounts	10	20
Stock-based compensation expense	367	467
Amortization of debt issuance costs	184	68
Deferred income tax provision (benefit)	708	(1,043)
Gain on sale of property and equipment	(12)	(16)
Changes in operating assets and liabilities:
Decrease in accounts receivable	3,575	2,481
(Increase) decrease in costs and estimated earnings in excess of billings on uncompleted contracts	(1,472)	3,037
(Increase) decrease in other current assets	29,799	(1,129)
(Increase) decrease in other assets	(913)	(210)
Increase (decrease) in accounts payable	(3,641)	(5,362)
Increase (decrease) in billings in excess of costs and estimated earnings on uncompleted contracts	(6,646)	2,639
Increase (decrease) in accrued taxes	589	(134)
Increase (decrease) in accrued expenses and other current liabilities	(30,099)	(16)
Increase (decrease) in other long-term liabilities	(140)	177
Net cash used in operating activities	(4,132)	(74)
Cash flows from investing activities:
Proceeds from sale of property and equipment	13	71
Advances to joint ventures	-	1
Purchase of property and equipment	(584)	(775)
Net cash used in investing activities	(571)	(703)
Cash flows from financing activities:
Increase (decrease) in bank overdrafts	(1,333)	(4,299)
Payments on Credit Agreement term loan	(900)	(750)
Proceeds from Credit Agreement revolver	17,500	41,296
Payments on Credit Agreement revolver	(7,000)	(34,849)
Proceeds from Bridge Term Loan	-	10,000
Payments on Bridge Term Loan	(250)	(250)
Payments on capital leases	(550)	(475)
Convertible preferred stock redeemed	-	(9,191)
Convertible preferred stock dividends paid	-	(875)
Payments on debt issue costs	(550)	-
Taxes paid related to net-share settlement of equity awards	(29)	(81)
Net cash provided by financing activities	6,888	526
Increase (decrease) in cash, cash equivalents and restricted cash	2,185	(251)
Cash, cash equivalents and restricted cash, beginning of period	1,732	739
Cash, cash equivalents and restricted cash, end of period	$3,917	$488
Supplemental disclosures of cash flow information
Noncash investing and financing transactions:
Property and equipment acquired financed with capital leases	$724	$718
Interest paid	$596	$729

Limbach Holdings, Inc. May 15, 2019	Page 8

LIMBACH HOLDINGS, INC.

Condensed Consolidated Segment Information

(Unaudited)

	Three months ended March 31,
(in thousands)	2019	2018
Statement of Operations Data:
Revenue:
Construction	$104,674	$96,810
Service	29,277	23,739
Total revenue	133,951	120,549

Gross profit:
Construction	13,313	9,271
Service	6,720	4,016
Total gross profit	20,033	13,287

Selling, general and administrative expenses:
Construction	7,464	7,866
Service	4,311	4,019
Corporate	4,270	3,781
Total selling, general and administrative expenses	16,045	15,666
Amortization of intangibles	175	335
Operating income (loss)	$3,813	$(2,714)

Operating income (loss) for reportable segments	$3,813	$(2,714)
Less unallocated amounts:
Interest expense, net	(833)	(769)
Gain on sale of property and equipment	12	16
Total unallocated amounts	(821)	(753)
Income (loss) before income taxes	$2,992	$(3,467)

Other Data:
Depreciation and amortization:
Construction	$780	$666
Service	206	180
Corporate	427	525
Total other data	$1,413	$1,371

Limbach Holdings, Inc. May 15, 2019	Page 9

Non-GAAP Financial Measure

In assessing the performance of our business, management utilizes a variety of financial and performance measures. The key measure is Adjusted EBITDA, a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) plus depreciation and amortization expense, interest expense, and taxes, as further adjusted to eliminate the impact of, when applicable, other non-cash items or expenses that are unusual or non-recurring that we believe do not reflect our core operating results. We believe that Adjusted EBITDA is meaningful to our investors to enhance their understanding of our financial performance for the current period and our ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service. We understand that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA. Our calculation of Adjusted EBITDA, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income (loss) calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes. A reconciliation of Adjusted EBITDA to net income (loss), the most comparable GAAP measure, is provided below.

Reconciliation of Net income (loss) to Adjusted EBITDA

	Three months ended March 31,
(in thousands)	2019	2018
Net income (loss)	$2,146	$(2,424)

Adjustments:
Depreciation and amortization	1,413	1,371
Interest expense	833	769
Non-cash stock-based compensation expense	367	467
Income tax provision (benefit)	846	(1,043)
Adjusted EBITDA	$5,605	$(860)

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